UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 16, 2009
CVB FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	0-10140 (Commission file number)	95-3629339 (I.R.S. employer identification number)

701 North Haven Avenue, Ontario, California (Address of principal executive offices)	91764 (Zip Code)
Registrant’s telephone number, including area code: (909) 980-4030
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2.):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-(c))

ITEM 1.01 Entry into a Material Definitive Agreement
     Effective October 16, 2009, Citizens Business Bank, a California state-chartered bank (the “Bank”) and wholly owned subsidiary of CVB Financial Corp., a California corporation, acquired substantially all of the assets and assumed substantially all of the liabilities of San Joaquin Bank, a California state-chartered bank headquartered in Bakersfield, California (“San Joaquin Bank”), including the insured and uninsured deposits, but excluding certain brokered deposits, from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for San Joaquin Bank (the “Acquisition”). The Acquisition was made pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on October 16, 2009 (the “Agreement”).
     Based upon a preliminary closing with the FDIC as of October 16, 2009, the Bank acquired (a) an estimated $690 million in loans, (b) $24 million in investment securities, and (c) $18 million in cash and other assets, and assumed (a) an estimated $530 million in deposits, (b) $121 million in borrowings, and (c) $1 million in other liabilities. The foregoing amounts represent San Joaquin Bank’s book value and do not reflect fair value. These amounts are estimates and, accordingly, are subject to adjustment based upon final settlement with the FDIC. The terms of the Agreement provide for the FDIC to indemnify the Bank against claims with respect to the liabilities of San Joaquin Bank not assumed by the Bank and certain other types of claims listed in the Agreement. The Bank paid no cash or other consideration to acquire San Joaquin Bank.
     In connection with the Acquisition, the Bank entered into a loss-sharing agreement with the FDIC that covered approximately $714 million of San Joaquin Bank’s assets. The Bank will share in the losses on the asset pools (loans, foreclosed loan collateral, and certain investment securities) covered under the loss-sharing agreement. Pursuant to the terms of the loss sharing agreement, the FDIC is obligated to reimburse the Bank for 80% of losses of up to $121 million with respect to covered assets, after a first loss amount of $23 million. The FDIC will reimburse the Bank for 95% of losses in excess of $144 million with respect to covered assets. The Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid the Bank 80% reimbursement under the loss sharing agreements, and for 95% of recoveries with respect to losses for which the FDIC paid the Bank 95% reimbursement under the loss sharing agreements. Subject to the final settlement with the FDIC and the determination of the fair value of assets and liabilities, CVB Financial Corp. estimates a pre-tax gain of $53 million, which will be recognized in the fourth quarter of 2009.
     The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.
ITEM 2.01 Completion of Acquisition or Disposition of Assets
          The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

ITEM 7.01 Regulation FD Disclosure
          On October 16, 2009, CVB Financial Corp. issued a press release announcing the Acquisition. A copy of this press release has been attached as Exhibit 99.1 to this Current Report and incorporated by reference herein.
ITEM 9.01 Financial Statements and Exhibits
     (a) Financial Statements of Businesses Acquired
          To the extent that financial statements are required by this Item, such financial statements will be filed in an amendment to this Current Report no later than January 4, 2010.
     (b) Pro Forma Financial Information
          To the extent that pro forma financial information is required by this Item, such information will be filed in an amendment to this Current Report no later than January 4, 2010.
     (d) Exhibits

Exhibit No.	Description of Exhibit
2.1	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of San Joaquin Bank, Bakersfield, California, the Federal Deposit Insurance Corporation and Citizens Business Bank, dated as of October 16, 2009, and related addendum.

99.1	Press Release, dated October 16, 2009, announcing the Acquisition.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: October 19, 2009	CVB FINANCIAL CORP. (Registrant)
	By:	/s/ Edward J. Biebrich, Jr.
		Name:	Edward J. Biebrich, Jr.
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of San Joaquin Bank, Bakersfield, California, the Federal Deposit Insurance Corporation and Citizens Business Bank, dated as of October 16, 2009 and related addendum.

99.1	Press Release, dated October 16, 2009, announcing the Acquisition.